Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Inpixon on Form S-1 of our report dated July 13, 2023, which includes an explanatory paragraph as to XTI Aircraft Company’s ability to continue as a going concern, relating to the financial statements of XTI Aircraft Company as of December 31, 2022 and 2021 appearing in annual report on Form 1-K (File No. 24R-00007), filed on July 13, 2023, of XTI Aircraft Company. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ BF Borgers CPA PC

Certified Public Accountants

Lakewood, CO

December 19, 2023